UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2009
PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32681	72-1440714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 232-7028
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On May 5, 2009, PetroQuest Energy, Inc. (the “Company”) announced net loss available to common shareholders for the quarter ended March 31, 2009 of ($66,957,000), or ($1.36) per share, compared to first quarter 2008 net income available to common shareholders of $14,161,000, or $0.28 per share. As a result of the continued decline in natural gas prices during the first quarter of 2009, we experienced negative price-related reserve revisions and lower than expected future cash flows that resulted in a non-cash ceiling test writedown of $104 million.
Discretionary cash flow for the first quarter of 2009 was $38,468,000, as compared to $57,705,000 for the comparable 2008 period. Net cash flow provided by operating activities totaled $20,982,000 and $36,314,000 during the first quarters of 2009 and 2008, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Oil and gas sales during the first quarter of 2009 were $59,234,000 as compared to $74,819,000 in the first quarter of 2008. Production of 10.1 Bcfe for the first quarter of 2009 was a Company record and was 28% higher than production for the comparable period of 2008. Approximately 53% of the Company’s first quarter 2009 production was from long-lived areas, as compared to approximately 38% during the first quarter of 2008. Stated on an Mcfe basis, unit prices received during the first quarter of 2009 were 38% lower than the comparable 2008 period.
Lease operating expenses (“LOE”) for the first quarter of 2009 increased to $11,133,000, as compared to $10,197,000 in the first quarter of 2008. LOE per Mcfe was $1.10, as compared to $1.29 in the first quarter of 2008, but declined 13% as compared to fourth quarter 2008 LOE.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the first quarter of 2009 was $3.12 per Mcfe as compared to $3.68 per Mcfe in the first quarter of 2008. The decline in DD&A is primarily the result of the non-cash ceiling test write-down of a substantial portion of our proved oil and gas properties during 2008.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods ended March 31, 2009 and 2008:

	Three Months Ended
	March 31,
	2009	2008
Production:
Oil (Bbls)	174,811	193,776
Gas (Mcf)	9,047,214	6,727,828
Total Production (Mcfe)	10,096,080	7,890,484

Sales:
Total oil sales	$9,279,283	$18,229,840
Total gas sales	49,954,858	56,589,465
Total oil and gas sales	59,234,141	74,819,305

Average sales prices:
Oil (per Bbl)	$53.08	$94.08
Gas (per Mcf)	5.52	8.41
Per Mcfe	5.87	9.48
The above sales and average sales prices include increases (reductions) related to gas hedges of $13,978,000 and $174,000 and oil hedges of $2,045,000 and ($816,000) for the three months ended March 31, 2009 and 2008, respectively.
The following initiates guidance for the second quarter of 2009:

Guidance for
Description	2nd Quarter 2009

Production volumes (MMcfe/d)	90 – 96

Percent gas	90%

Expenses:
Lease operating expenses (per Mcfe)	$1.30 – $1.40
Production taxes (per Mcfe)	$0.15 – $.20
Depreciation, depletion and amortization (per Mcfe)	$2.50 – $2.60
General and administrative (in millions)	$4.5 – $5.0
Interest expense (in millions)	$3.3 – $3.8

The following updates guidance for the full year of 2009:

Guidance for
Description	Full Year 2009

Production volumes (MMcfe/d)	90 – 100

Percent gas	90%

Expenses:
Lease operating expenses (per Mcfe)	$1.25 – $1.35
Production taxes (per Mcfe)	$0.20 – $0.25
Depreciation, depletion and amortization (per Mcfe)	$2.70 – $2.80
General and administrative (in millions)	$19 – $21
Interest expense (in millions)	$15 – $16

2009 Capital Expenditures (in millions)	$60 – $90
Liquidity Update
The Company continued to execute its current year plan of enhancing liquidity by increasing its working capital balance to approximately $83 million as of March 31, 2009. This was achieved by generating discretionary cash flow of $38 million, against only $10 million of capital expenditures, and by the increase in the Company’s hedge asset value at March 31, 2009.
Operations Update
The Company participated in 21 gross (0.9 net) non-operated wells in the Fayetteville shale during the first quarter of 2009 and currently has three non-operated rigs working in this area. In addition, the Company participated in three gross (0.2 net) non-operated Woodford wells and has two operated Woodford wells waiting on completion.
During the second quarter of 2009, the Company sold its East Texas Palmer and Hogan prospects to a private company for approximately $4.3 million, subject to post-closing adjustments. These properties represented approximately 1.3 MMcfe per day of production during the first quarter of 2009.
Management Statement
“Primarily due to our Company record production, we continued to improve our liquidity position during the first quarter as evidenced by the fact that our working capital surplus now stands at approximately $83 million,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We are focused on strengthening our balance sheet through this economic downturn and plan to fund our drilling expenditures with cash flow from operations as well as consider other liquidity building options.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and the significant price decline since June 30, 2008, the deteriorating economic conditions in the United States and globally, the decline in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$26,484	$23,964
Revenue receivable	10,777	20,074
Joint interest billing receivable	23,238	24,259
Hedging asset	55,612	40,571
Prepaid drilling costs	7,125	11,523
Drilling pipe inventory	24,520	25,898
Other current assets	3,282	1,530

Total current assets	151,038	147,819

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,233,703	1,225,304
Unevaluated oil and gas properties	118,730	119,847
Accumulated depreciation, depletion and amortization	(967,410)	(832,290)

Oil and gas properties, net	385,023	512,861
Gas gathering assets	4,651	4,644
Accumulated depreciation and amortization of gas gathering assets	(975)	(900)

Total property and equipment	388,699	516,605

Other assets, net of accumulated depreciation and amortization of $6,750 and $6,237, respectively	6,426	5,825

Total assets	$546,163	$670,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$36,136	$70,643
Advances from co-owners	2,744	5,349
Oil and gas revenue payable	10,665	15,305
Accrued interest and preferred stock dividend	7,202	3,696
Asset retirement obligation	7,651	8,590
Other accrued liabilities	3,584	4,094

Total current liabilities	67,982	107,677

Bank debt	130,000	130,000
10 3/8% Senior Notes	149,062	148,998
Asset retirement obligation	16,117	17,043
Deferred income taxes	—	28,845
Other liabilities	199	199
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 49,411 and 49,319 shares, respectively	49	49
Paid-in capital	218,390	216,253
Accumulated other comprehensive income	35,696	25,560
Accumulated deficit	(71,333)	(4,376)

Total stockholders’ equity	182,803	237,487

Total liabilities and stockholders’ equity	$546,163	$670,249

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Oil and gas sales	$59,234	$74,819
Gas gathering revenue	215	1,731

	59,449	76,550

Expenses:
Lease operating expenses	11,133	10,197
Production taxes	2,174	2,891
Depreciation, depletion and amortization	31,819	30,098
Ceiling test writedown	103,582	—
Gas gathering costs	79	948
General and administrative	4,825	5,167
Accretion of asset retirement obligation	652	247
Interest expense	3,176	2,499

	157,440	52,047

Gain on sale of assets	485	—
Other income (expense)	(2,970)	216

Income (loss) from operations	(100,476)	24,719

Income tax expense (benefit)	(34,799)	9,275

Net income (loss)	(65,677)	15,444

Preferred stock dividend	1,280	1,283

Net income (loss) available to common stockholders	$(66,957)	$14,161

Earnings per common share:
Basic
Net income (loss) per share	$(1.36)	$0.29

Diluted
Net income (loss) per share	$(1.36)	$0.28

Weighted average number of common shares:
Basic	49,346	48,479
Diluted	49,346	55,362

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(65,677)	$15,444
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense (benefit)	(34,799)	9,275
Depreciation, depletion and amortization	31,819	30,098
Ceiling test writedown	103,582	—
Gain on sale of assets	(485)	—
Accretion of asset retirement obligation	652	247
Amortization of debt issuance costs	307	251
Amortization of bond discount	64	58
Inventory impairment	825	—
Share based compensation expense	2,180	2,332
Payments to settle asset retirement obligations	(46)	(746)
Changes in working capital accounts:
Revenue receivable	9,297	(8,517)
Joint interest billing receivable	1,021	1,487
Accounts payable and accrued liabilities	(28,321)	(7,720)
Advances from co-owners	(2,605)	(341)
Other	3,168	(5,554)

Net cash provided by operating activities	20,982	36,314

Cash flows from investing activities:
Investment in oil and gas properties	(17,805)	(84,290)
Investment in gas gathering assets	(7)	(2,349)
Proceeds from sale of oil and gas properties	711	1,890

Net cash used in investing activities	(17,101)	(84,749)

Cash flows from financing activities:
Net proceeds from (payments for) share based compensation	(42)	208
Deferred financing costs	(35)	(35)
Payment of preferred stock dividend	(1,284)	(1,585)
Repayment of bank borrowings	—	(5,000)
Proceeds from bank borrowings	—	50,000

Net cash provided by (used in) financing activities	(1,361)	43,588

Net increase (decrease) in cash and cash equivalents	2,520	(4,847)

Cash and cash equivalents, beginning of period	23,964	16,909

Cash and cash equivalents, end of period	$26,484	$12,062

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,324	$297

Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended
	March 31,
	2009	2008
Net income (loss)	$(65,677)	$15,444

Reconciling items:
Deferred tax expense (benefit)	(34,799)	9,275
Gain on sale of assets	(485)	—
Depreciation, depletion and amortization	31,819	30,098
Ceiling test writedown	103,582	—
Accretion of asset retirement obligation	652	247
Share based compensation expense	2,180	2,332
Amortization expense and other	371	309
Inventory impairment	825	—

Discretionary cash flow	38,468	57,705

Changes in working capital accounts	(17,440)	(20,645)
Settlement of asset retirement obligations	(46)	(746)

Net cash flow provided by operating activities	$20,982	$36,314

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: May 5, 2009	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel and Secretary